Exhibit 99.1

TURBOSONIC TECHNOLOGIES PRESENTS FIRST QUARTER OPERATING RESULTS

For Immediate Release
Waterloo, Ontario, Canada
November 13, 2009

TurboSonic Technologies, Inc. (OTC Bulletin Board – TSTA), a global provider of clean air technologies, released operating results for its first quarter ended September 30, 2009:

	Three Months Ended
	09/30/09	09/30/08
	US Dollars
Total Revenues	$7,512,588	$5,046,151
Income before Provision for Income Taxes	$24,119	$64,279
Net Income	$17,227	$29,564
Basic Earnings per Share	$0.00	$0.00
Weighted Average Number of Shares Outstanding	15,135,967	15,130,054

Commenting on the Company’s results, Edward Spink, TurboSonic CEO, said, "We recently completed a record year for fiscal 2009 with a healthy backlog and optimism for fiscal 2010. First quarter revenue is nearly 50% over the first quarter of the previous fiscal year while net income was flat, due to two large contracts with significant outsourced turnkey construction components resulting in low margins. We expect, however, that these contracts will open two new markets for our technologies, building on our strategy for diversification.

We are currently facing market uncertainties and requirements for cost containment as new opportunities are hampered by a slow economic recovery and the gap between establishment of environmental policies and their inevitable implementation as regulations. As a result, we anticipate that we will experience somewhat lower performance levels for the next several quarters. Our long-term prospects are built on product and market development, marketing agreements and geographic coverage to address regulatory progress, non-regulatory drivers, growth in energy generation and rising market projections. We have taken initiatives to develop several new technologies that offer our customers an economic payback based on non-regulatory driven purchase decisions."

TurboSonic Technologies (www.turbosonic.com) designs and markets air pollution control technologies to industrial customers worldwide. Its products help companies in the Cement and Mineral Processing, Ethanol & Biofuels, Metals & Mining, Petrochemicals, Power Generation, Pulp & Paper, Waste Incineration, and Wood Products industries meet the strictest emissions regulations, improve performance and reduce operating costs.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in general economic conditions, interest rates, government regulations, and competition. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statement, see the annual report on Form 10-K and other documents the Company files from time to time with the Securities and Exchange Commission.

www.turbosonic.com

TurboSonic Technologies, Inc. (OTC Bulletin Board: TSTA - News)

Contact:

Ed Spink, CEO
espink@turbosonic.com
519-885-5513 ext. 214

TurboSonic Inc.	TurboSonic Technologies Inc.	TurboSonic Inc. Italian Branch
550 Parkside Drive	239 New Road, Bldg B, Suite 205	VIA IV Novembre, 92
Waterloo, ON, Canada N2L 5V4	Parsippany, NJ, USA 07054	Bollate, Milano, 20021, Italy
Tel: 519-885-5513	Tel: 973-244-9544	Tel: 39-02-38305384
Fax: 519-885-6992	Fax: 973-244-9545	Fax: 39-02-33301943
info@turbosonic.com	info@turbosonic.com	info.eu@turbosonic.com